Exhibit 5.1
August 27, 2010
GeoVax Labs, Inc.
1900 Lake Park Dr.
Suite 380
Smyrna, Georgia 30080

Re:	Registration Statement on Form S-1 (SEC File No. 333-165828)
Ladies and Gentlemen:
     We have acted as counsel to GeoVax Labs, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s above-referenced registration statement on Form S-1, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the proposed issuance and sale of units by the Company (the “Units”), with each Unit consisting of one share of common stock (each, a “Share”), par value $0.001 per share (the “Common Stock”) and one five-year callable warrant to purchase one (1) additional share of Common Stock (each, a “Warrant”) to certain investors (collectively, the “Investors”), pursuant to that certain Placement Agency Agreement (the “Agreement”) by and among the Company, Global Hunter Securities, LLC, and Gilford Securities Incorporated, as the exclusive placement agents. This opinion is delivered to you pursuant to Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K of the Commission.
     As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Shares and Warrants, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.
     In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (c) that the Warrant constitutes the enforceable obligation of the parties thereto other than the Company; (d) the proper issuance and accuracy of certificates of public officials and representatives of the Company; (e) no more than 10,000,000 shares of the Company’s Common Stock are issued and sold pursuant to the Registration Statement, including those subject to the Warrants; (f) no more than 5,000,000 Warrants are issued and sold pursuant to the Registration Statement; and (g) the Pricing Committee of the Board of Directors of the Company has taken all required action prior to the issuance of the Shares and the Warrants.
     Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that:
     1. When sold in the manner contemplated by the Registration Statement and the applicable subscription agreement, the Shares will be validly issued, fully paid and nonassessable.
     2. With respect to the Warrants, when a Warrant has been executed and delivered in accordance with the applicable subscription agreement and the Registration Statement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company.
     3. With respect to Common Stock to be issued upon exercise of the Warrants, when (a) the Company has received the aggregate purchase prices for such Common Stock in accordance with the terms of the applicable Warrant, and (b) such Common Stock has been issued and delivered in accordance with the terms of the applicable Warrant, such shares of Common Stock will be validly issued, fully paid and nonassessable.
     The opinions set forth in paragraph 2 above are each subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.
     This opinion is limited to the laws of the State of Delaware, excluding local laws of the State of Delaware (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Delaware and judicial decisions to the extent they deal with any of the foregoing), and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Womble Carlyle Sandridge & Rice, PLLC
TCF
CDR

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